Ex-99 Press Release

FOR IMMEDIATE RELEASE
Friday, December 12, 2008
Source: Photonic Products Group, Inc.

PPGI CHOOSES RUTHERFORD TO SUCCEED LEHRFELD AS CEO

NORTHVALE, NJ, DECEMBER 12 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today marked the pending transition to a new Chief Executive Officer.  The Board of Directors, following an intensive search for a successor to current President and CEO Daniel Lehrfeld, has announced that Joseph J. Rutherford will succeed Mr. Lehrfeld in that capacity on January 1, 2009.  Mr. Rutherford is currently Vice President and General Manager of PPGI’s MRC Precision Metal Optics, Inc. subsidiary, having joined the Company in that capacity this past summer. Mr. Rutherford will as well assume the title of CEO of MRC.  He was appointed a corporate officer on December 10, and will be appointed to the Board of Directors at their next meeting.

Mr. Rutherford succeeds Dan Lehrfeld, who has served as PPGI's Chief Executive Officer since May of 2000.  In July Mr. Lehrfeld announced his intention to step down from the management team of the Company at year’s end, leading to the search for his successor.  Mr. Lehrfeld continues as a member of the Board of Directors, and intends to enter into a consulting agreement with the Company to provide transitional assistance to Mr. Rutherford.

Dr. John Rich, Chairman of the Board of PPGI, commented, "PPGI has exceptional technical and manufacturing talent and excellent and well-regarded product lines.  We have taken the time over the past few months to examine several candidates, both internal and external to the Company, and we are confident in our choice of Joe Rutherford.  Dan had recruited Joe this past summer to take the reins at our MRC subsidiary. Joe’s broad management and technical experience will enable him to ensure PPGI's future growth and prosperity as CEO.  Joe is a 30+ year career executive experienced in leading optical component development and manufacturing businesses serving customers in both defense and commercial sectors of the photonics industry. From 1989 through 2006, he was VP/GM of Charlotte, NC-based Synoptics, a subsidiary successively of Litton and Northrop Grumman corporations and an industry leader in laser crystal products and related optical components.  Prior to that, he held executive level sales and marketing positions within Memtech Corporation, Material Progress Corporation, and Allied Corporation.  Joe has a wealth of hands-on optics business experience, and a reputation for being a person who is passionate about customer satisfaction and success of “his” business enterprise.”

Dr. Rich added, “Dan Lehrfeld has been an outstanding leader of PPGI during these past nine years.  Dan transformed this corporation into a portfolio of branded photonics manufacturing businesses, and focused PPGI on being a diversified preferred provider of photonic products and services to OEM customers in major segments of the Photonics industry. His vision has provided the model for continued growth and a flexible basis for achieving process and market synergies. Dan has insisted on maintaining extremely high product quality, and that high customer satisfaction be a must throughout the Company. These years have been characterized, business-wise, by significant revenue growth, bottom lines going from negative to consistently good profitability, positive cash flow, and achieving a strong balance sheet. We applaud his contributions.”

Founded in 1973, Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of distinctly branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in precision diamond turned optics, metal optics, and opto-mechanical and electro-optical assemblies. PPGI’s customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities world-wide.